Exhibit 10.1

2025 EXECUTIVE LEADERSHIP TEAM
MANAGEMENT INCENTIVE PLAN
The 2025 Management Incentive Plan (the “Plan”) is effective January 1, 2025 (the "Effective Date") through December 31, 2025, for each Concentra colleague (“Participant”) employed by CHS, Inc., or any of its subsidiaries or affiliated PAs and PCs, (the "Company" or "Concentra"), who is notified by the Company of his or her eligibility for participation in the Plan subject to the eligibility terms below.
I.Incentive Potential
As a 2025 Plan Participant, the potential amount of incentive (“Incentive”) a Participant is eligible to earn (“Incentive Potential”) is equal to [ ]% of the Participant’s base salary.
II.Plan Eligibility
A. Participants can earn an Incentive if the following eligibility criteria are satisfied:
1.The Participant must have been in the role and employed with the Company prior to October 1, 2025 and be employed through December 31, 2025. If the Participant becomes eligible to participate in the Plan after January 1, 2025, and before October 1, 2025, the incentive will be pro-rated accordingly.
2.The Participant must be a full-time employee, defined as working 32 hours or more per work week;
3.The Participant must be employed by Concentra as of the date on which the Incentive is paid, unless otherwise prohibited by applicable law, as the Incentive is intended to enhance retention and is not intended as compensation for past performance or past services;
4.The Participant must be in good standing during the term of his or her employment with the Company in 2025 and, to the extent permitted by applicable law, as of the date payment is made. “Good standing” means the Participant fully complies with the terms and provisions of his or her employment agreement (if applicable) and with Concentra's rules, regulations, policies, and procedures in effect from time to time; and
III.Incentive Calculation
A. Formula – The incentive payment is calculated by achieving a minimum threshold for each incentive component as defined in section IV.
The incentive formula =
[Participants Base Salary per census at the end of the year] x [Participants Incentive Potential] x
[Incentive Component Criterion Weighting] x [Goal Multiplier]
Each Incentive Component has a Goal Multiplier based on achieving an incentive threshold. The Goal Multiplier is defined for each Incentive Component defined in section IV.
IV.Incentive Components
A.Concentra EBITDA                               Criterion Weighting: 60%
An eligible Participant can earn an Incentive if the Company achieves $407,000,000 or more in reported EBITDA for the 2025 calendar year. A Participant’s Incentive Potential percentage is multiplied by the EBITDA Goal Multiplier associated with the level of the Company EBITDA achieved, per the table below.

Executive Leadership Management Incentive Plan

EBITDA	EBITDA Goal Multiplier
Below $407,000,000	0%
$407,000,000	50%
$408,000,000	60%
$409,000,000	70%
$410,000,000	80%
$411,000,000	90%
$412,000,000	100%
$413,000,000	110%
$415,000,000	120%
$417,000,000	130%
$419,000,000	140%
$421,000,000	150%
$423,000,000	160%
$425,000,000	170%
$427,000,000	180%
$429,000,000	190%
$431,000,000	200%

The Concentra EBITDA Goal Multiplier will be increased pro rata for incremental EBITDA achieved between the levels stated above. For example, if the Company earns $408,500,000 in EBITDA for 2025, then the eligible Participant would earn 65% of his or her Incentive Potential times the Criterion Weighting for the EBITDA component. The EBITDA Goal Multiplier is capped at 200%.
B.Concentra Earnings Per Share (EPS)                 Criterion Weighting: 40%
An eligible Participant can earn an Incentive if the Company achieves $1.2514 or more in reported EPS for the 2025 calendar year. A Participant’s Incentive Potential percentage is multiplied by the EPS Goal Multiplier associated with the level of the Company EPS reported, per the table below.

EPS	EPS Goal Multiplier
Below $1.2514	0%
$1.2514	50%
$1.2545	60%
$1.2576	70%
$1.2607	80%
$1.2637	90%
$1.2668	100%
$1.2699	110%
$1.2760	120%

Executive Leadership Management Incentive Plan

$1.2822	130%
$1.2883	140%
$1.2945	150%
$1.3006	160%
$1.3068	170%
$1.3129	180%
$1.3191	190%
$1.3252	200%
The Concentra EPS Goal Multiplier will be increased pro rata for incremental EPS achieved between the levels stated above. For example, if the Company earns $1.2561 in EBITDA for 2025, then the eligible Participant would earn 65% of his or her Incentive Potential times the Criterion Weighting for the EPS component. The EPS Goal Multiplier is capped at 200%.
V.General Provisions
A.The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by Concentra in its sole and absolute discretion. Such determination of Concentra shall be final, and the Participant waives any right to have such determination made by any court, arbitrator, or governmental agency, to the extent permitted by applicable federal, state, or local law. Concentra has the sole and absolute discretion to interpret all terms and conditions of the Plan, including without limitation, eligibility, amounts, bonus calculations, bonus timing, bonus adjustments or achievement of any components thereof. No officer or employee of Concentra shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and, to the extent permitted by law, be fully indemnified and protected by Concentra in respect of any such action, determination or interpretation. Further, Concentra may adjust any financial target contained in this Plan based on Concentra's assessment of unusual events, on the effects of any acquisition by Concentra, or on any other factor it deems inappropriately influenced Concentra's actual performance (whether positively or negatively). Concentra's determination of any such events under this Plan and Concentra's calculation of amounts due to Participants under this Plan are in its sole and absolute discretion and final. Notwithstanding anything herein to the contrary, if Concentra does not achieve its annual financial targets, Concentra may determine at its sole and absolute discretion whether Incentive payments will be made pursuant to this Plan.
B.All payments under the Plan will be made in compliance with Federal, State, and Local laws as well as Company policy. To the extent that any provision of this Plan is inconsistent with applicable law, such law(s) shall govern in resolving any inconsistency.
C.All payments under the Plan are subject to applicable federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual of payment of benefits under the Plan.
D.The establishment of the Plan, any provisions of the Plan, and/or any action of the Company, or any Company officer with respect to the Plan, does not confer upon any Participant the right to continued employment with the Company. The Company reserves the right to dismiss any

Executive Leadership Management Incentive Plan

Participant at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though Plan had not been adopted.1
E.For all purposes and periods after January 1, 2025, this Plan supersedes all previous bonus, incentive, and commission compensation plans and arrangements for Participants. This Plan may be terminated or modified in whole or in part at any time by the Company without prior notice to or approval by Participant.
F.Anything herein to the contrary notwithstanding, this Plan and the undersigned's participation in this Plan shall be effective ONLY upon execution and delivery hereof by the undersigned Participant and Concentra officer whose name is set forth on the signature page hereof.
APPROVED as of January 1, 2025:
By: ____________________________
Keith Newton
Chief Executive Officer
ACCEPTED AND AGREED TO this ______day of ____________, 2025:
By: __________________________________________________
Participating Executive
Print Name: ___________________________________________
Employee Number:______________________________________
1 If a Participant has an employment agreement altering the at-will employment relationship, this Plan does not change the Participant’s status.